SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certificate and Notice of  Termination of  Registration  under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-20151
                       Commission File Number 33-35868-01
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             Participating Income Properties III Limited Partnership
                   FFCA/PIP III Investor Services Corporation
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                 (Exact name of the co-registrants as specified
                       in their organizational documents)

  The Perimeter Center, 17207 North Perimeter Drive, Scottsdale, Arizona 85255;
                                 (480) 585-4500
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          (Address, including zip code, and telephone number, including area code, of co-registrants' principal executive offices)

                      Limited Partnership Assignment Units
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty of file reports:

   Rule 12g-4(a) (1) (i)        [x]          Rule 12h-3(b) (1) (ii)     [  ]
   Rule 12g-4(a) (1) (ii)       [  ]         Rule 12h-3(b) (2) (i)      [  ]
   Rule 12g-4(a) (2) (i)        [  ]         Rule 12h-3(b) (2) (ii)     [  ]
   Rule 12g-4(a) (2) (ii)       [  ]         Rule 15d-6                 [  ]
   Rule 12h-3(b) (1) (i)        [  ]

     Approximate number of holders of record as of the certification or notice date:

                                      None
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
     Pursuant  to  the  requirement  of the  Securities  Exchange  Act of  1934,
Participating Income Properties III Limited Partnership and FFCA/PIP III Investor Services Corporation, as co-registrants, have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

                             PARTICIPATING INCOME PROPERTIES III LIMITED
                             PARTNERSHIP

                             By: FFCA PARTICIPATING MANAGEMENT COMPANY LIMITED
                                 PARTNERSHIP, General Partner

                                 By: FRANCHISE FINANCE CORPORATION OF AMERICA
                                     III, Managing General Partner

Date     June 29, 1999               By:  /s/ John Barravecchia
                                        ----------------------------------------
                                        John Barravecchia,
                                        Executive Vice President, Chief
                                        Financial Officer, Treasurer and
                                        Assistant Secretary

                             FFCA/PIP III INVESTOR SERVICES CORPORATION

Date     June 29, 1999       By:  /s/ John Barravecchia
                                  ----------------------------------------------
                                  John Barravecchia,
                                  President, Secretary and Treasurer

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